Exhibit 99.1

December 22, 2017

Parkview Capital Credit Announces 2017 Dividend

Parkview Capital Credit, Inc. (“Parkview Capital” or the “Company”) is pleased to announce that its Board of Directors has approved a cash distribution of $661,260 or $0.17 per share to the stockholders of the Company of record on December 20, 2017. The distribution was made on December 21, 2017 and is equivalent to 98 percent of Parkview Capital’s estimated taxable income for the fiscal year ending December 31, 2017.

ABOUT PARKVIEW CAPITAL CREDIT

Parkview Capital Credit, Inc. is a closed-end, management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940. Parkview Capital is located in Houston, Texas and provides customized, long-term debt and equity financing solutions to lower middle-market companies. Parkview Capital typically targets companies with annual revenues between $20-$200 million and EBITDA of $25 million and less, but may opportunistically make investments in larger or smaller companies. Parkview Capital’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in lower middle-market companies in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investment. Parkview Capital seeks to achieve its investment objective by partnering with private equity groups, management teams, entrepreneurs, etc. to provide capital for growth, refinancings, recapitalizations, and acquisitions.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including statements with regard to the future performance and operations of the Company. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings the Company makes with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN INFORMATION ABOUT DISTRIBUTIONS

The determination of the tax attributes of Parkview Capital’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on Parkview Capital’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CONTACTS:

Keith W. Smith, President, Chief Executive Officer and Chairman, ksmith@parkviewadv.com

Charles Jacobson, Chief Financial Officer, Treasurer, cjacobson@parkviewadv.com

713-622-5000

Source: Parkview Capital Credit